UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

British American Tobacco p.l.c.
(Exact name of registrant as specified in its charter)

England and Wales	98-0207762
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

Global House 4 Temple Place London WC2R 2PG United Kingdom (Address of principal executive offices)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
American Depositary Shares, each representing one Ordinary Share	New York Stock Exchange

Ordinary Shares, nominal value 25 pence per share*	New York Stock Exchange*

* Application made for registration purposes only, not for trading, and only in connection with the registration of the American Depositary Shares pursuant to the requirements of the Securities and Exchange Commission.

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: 333-217939

Securities to be registered pursuant to Section 12(g) of the Act: None.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered.

British American Tobacco p.l.c. (the “Company”) hereby incorporates by reference (a) the description of its ordinary shares, nominal value 25 pence per share, contained under the heading “Description of BAT Ordinary Shares,” (b) the description of its American Depositary Shares, each representing one ordinary share, contained under the heading “Description of BAT American Depositary Shares” and (c) the information set forth under the heading “Special Factors Relating to RAI Proposal I: Approval of the Merger Agreement—Material U.S. Federal Income Tax Consequences,” in each case, in the Company’s Registration Statement on Form F-4 (333-217939), as originally filed with the Securities and Exchange Commission on May 12, 2017, as amended from time to time (the “Registration Statement”). In addition, all of the above-referenced descriptions included in any prospectus forming a part of the Registration Statement subsequently filed with the Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended, shall be deemed to be incorporated by reference herein.

Item 2. Exhibits.

Pursuant to the Instructions as to Exhibits for Form 8-A, no exhibits are required to be filed because no other securities of the Company are registered on the New York Stock Exchange and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

BRITISH AMERICAN TOBACCO P.L.C.

Date: July 19, 2017	By:	/s/ John Benedict Stevens
Name: John Benedict Stevens
Title: Executive Director—Finance Director